As filed with the Securities and Exchange Commission on October 2, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

WAL-MART STORES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0415188
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(479) 273-4000

(Address, including Zip Code, and Telephone Number, including Area

Code, of Registrant’s Principal Executive Offices)

WAL-MART STORES, INC.

ASSOCIATE STOCK PURCHASE PLAN OF 1996

(Full Title of the Plan)

Anthony D. George, Esq. Assistant General Counsel of Finance and Assistant Secretary Wal-Mart Stores, Inc. 702 S.W. 8th Street Bentonville, Arkansas 72716 (479) 277-2302	Copy to: Dudley W. Murrey Hughes & Luce, LLP 1717 Main Street Suite 2800 Dallas, Texas 75201 (214) 939-5500

(Name, Address, and Telephone Number,

including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price per Share[1]	Proposed Maximum Aggregate Offering Price[1]	Amount of Registration Fee[2]

Common Stock, $.10 par value per share	50,000,000	$56.56	$2,828,000,000	$228,785.20

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Computed in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on October 1, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003 (the “Annual Report”), which contains the registrant’s audited financial statements for the registrant’s last completed fiscal year.

(b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

(c) The description of the Common Stock, $.10 par value per share, of the registrant (the “Common Stock”), contained in the registrant’s Registration Statement on Form 8-A, filed with the Commission on October 26, 1971, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered under this Registration Statement have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

The By-Laws of Wal-Mart Stores, Inc., as amended to date, provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer of Wal-Mart Stores, Inc. (or was serving at the request of Wal-Mart Stores, Inc. as a director, officer, employee or agent for another entity) will be indemnified and held harmless by us to the full extent authorized by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law provides, among other things, that Wal-Mart Stores, Inc. may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Wal-Mart Stores, Inc.) by reason of the fact that the person is or was a director, officer, employee or agent of Wal-Mart Stores, Inc., or is or was serving at the request of Wal-Mart Stores, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. This power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Wal-Mart Stores, Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This power to indemnify applies to actions brought by or in the right of Wal-Mart Stores, Inc. as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Wal-Mart Stores, Inc., and, with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Wal-Mart Stores, Inc., unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of Wal-Mart Stores, Inc. is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Restated Certificate of Incorporation of Wal-Mart Stores, Inc., as amended to date, provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of Wal-Mart Stores, Inc. shall not be liable to Wal-Mart Stores, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit.

Wal-Mart Stores, Inc. is insured against liabilities that it may incur by reason of its indemnification of officers and directors in accordance with its By-Laws. In addition, directors and officers are insured, at the expense of Wal-Mart Stores, Inc., against certain liabilities that might arise out of their employment and are not subject to indemnification under its By-Laws.

The foregoing summaries are necessarily subject to the complete text of the statute, the Restated Certificate of Incorporation, as amended, of Wal-Mart Stores, Inc. and the By-Laws of Wal-Mart Stores, Inc. referred to above and are qualified in their entirety by reference thereto.

Item 8. Exhibits.

*23	(a)	Consent of Ernst & Young LLP

*24	(a)	Power of Attorney (contained on Page 4 of this Registration Statement)

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bentonville, State of Arkansas, on September 30, 2003.

WAL-MART STORES, INC.

By:	/s/ H. Lee Scott, Jr.

Name: Title:	H. Lee Scott, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Lee Scott, Jr. and Thomas M. Schoewe, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and additional registration statements relating to the same offering, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

DATE: September 30, 2003	/s/ S. Robson Walton S. Robson Walton Chairman of the Board and Director

DATE: September 30, 2003	/s/ H. Lee Scott, Jr. H. Lee Scott, Jr. President, Chief Executive Officer and Director

DATE: September 30, 2003	/s/ Thomas M. Schoewe Thomas M. Schoewe Executive Vice President and Chief Financial Officer (Principal Financial Officer)

DATE: September 30, 2003	/s/ Charles M. Holley Charles M. Holley Senior Vice President and Controller (Principal Accounting Officer)

DATE: September 30, 2003	/s/ James W. Breyer James W. Breyer Director

DATE: September 30, 2003	/s/ M. Michele Burns M. Michele Burns Director

DATE: September 30, 2003	/s/ Thomas M. Coughlin Thomas M. Coughlin Director

DATE: September ___, 2003	Stanley C. Gault Director

DATE: September 30, 2003	/s/ David D. Glass David D. Glass Director

DATE: September 30, 2003	/s/ Roland A. Hernandez Roland A. Hernandez Director

DATE: September 30, 2003	/s/ Dawn G. Lepore Dawn G. Lepore Director

DATE: September 30, 2003	/s/ John D. Opie John D. Opie Director

DATE: September ___, 2003	J. Paul Reason Director

DATE: September 30, 2003	/s/ Jack C. Shewmaker Jack C. Shewmaker Director

DATE: September 30, 2003	/s/ José H. Villarreal José H. Villarreal Director

DATE: September ___, 2003	John T. Walton Director

INDEX TO EXHIBITS FILED WITH

REGISTRATION STATEMENT ON FORM S-8 OF

WAL-MART STORES, INC.

23	(a)	Consent of Ernst & Young LLP

24	(a)	Power of Attorney (contained on Page 4 of this Registration Statement)